Exhibit 99.1

    FIRST BUSEY CORPORATION EARNINGS RELEASE FOR QUARTER ENDING JUNE 30, 2005

                 URBANA, Ill., July 18 /PRNewswire-FirstCall/ --

                              FINANCIAL HIGHLIGHTS

    As scheduled, First Capital Bank merged into Busey Bank on May 20, 2005. This places all Illinois banking locations under one charter. On June 20, 2005, at a special meeting of their shareholders, Tarpon Coast Bancorp, Inc. approved the merger agreement with First Busey Corporation. First Busey has received regulatory approval for this transaction, and this acquisition is scheduled to close on Friday, July 29, 2005.

    Net income increased $735,000 or 13.3% to $6,276,000 for the quarter ending June 30, 2005, as compared to $5,541,000 for the comparable period in 2004. For the quarter ending June 30, 2005, earnings per share on a fully- diluted basis were $0.31, an increase of $0.04 or 14.8% from $0.27 for the comparable period in 2004. On a year-to-date basis, net income increased $1,911,000 or 17.5% to $12,812,000, as compared to $10,901,000 for the comparable period in 2004. For the six-month period ending June 30, 2005, earnings per share on a fully-diluted basis were $0.62, an increase of $0.09 or 17.0% from $0.53 for the comparable period in 2004.

    Net interest income increased $3,855,000 or 29.0% to $17,149,000 in the second quarter of 2005 compared to $13,294,000 in the comparable quarter in 2004. Interest income increased $7,573,000 during the second quarter of 2005 compared to the same period in 2004 due primarily to asset growth combined with higher yields on outstanding loans. Interest expense increased significantly during the second quarter of 2005 compared to the same period in 2004. This increase in interest expense is due to growth in the average balances of deposit and other funding sources combined with higher interest rates on those funding sources.

    Provision for loan losses was $1,425,000 during the second quarter of 2005 compared to $655,000 in the prior year period due to growth in the average balance of outstanding loans. The allowance for loan losses expressed as a percentage of average loans was 1.34% and 1.26% as of June 30, 2005 and 2004, respectively.

    Non-interest income was $5,964,000 during the second quarter of 2005, which represents a decrease of $70,000 or 1.2% from non-interest income of $6,034,000 during the second quarter of 2004. This decrease in non-interest income is due to lower gains on the sale of investment securities.

    Non-interest expense increased $1,956,000 or 19.2% to $12,152,000 during the quarter ended June 30, 2005, as compared to $10,196,000 during the comparable prior year period due primarily to increased operating costs associated with the addition of First Capital Bank.

                                FINANCIAL SUMMARY

                                  Three Months Ended               Six Months Ended
                                       June 30,                        June 30
                             ----------------------------    ----------------------------
                                 2005            2004            2005            2004
                             ------------    ------------    ------------    ------------
                                        (in thousands, except per share data)
    Earnings & Per Share
     Data
    Net income               $      6,276    $      5,541    $     12,812    $     10,901
    Basic earnings per
     share*                          0.31            0.27            0.63            0.54
    Fully diluted earnings
     per share*                      0.31            0.27            0.62            0.53
    Dividends per share*             0.14          0.1267            0.28          0.2533

    Average Balances
    Assets                   $  2,003,971    $  1,651,993    $  1,991,406    $  1,584,338
    Investment
     securities                   310,795         227,908         319,349         221,353
    Loans                       1,553,819       1,306,537       1,522,930       1,256,235
    Earning assets              1,869,972       1,545,837       1,856,996       1,484,228
    Deposits                    1,603,725       1,326,731       1,590,417       1,278,423
    Stockholders' equity          140,684         127,722         139,587         127,041

    Performance Ratios
    Return on average
     assets                          1.26%           1.35%           1.30%           1.38%
    Return on average
     equity                         17.89%          17.40%          18.51%          17.26%
    Net interest margin              3.76%           3.53%           3.71%           3.56%
    Efficiency ratio                51.45%          52.57%          50.87%          52.09%

    Loan Performance
    Net credit losses        $         87    $      1,065    $        213    $      1,064
    Accruing loans 90+
     days past due                  1,270           1,121           1,270           1,121
    Non-accrual loans               1,880           2,030           1,880           2,030
    Foreclosed assets               3,811           4,911           3,811           4,911

    * Share and per share data have been adjusted to effect a three-for-two common stock split effective August 3, 2004, as if it had occurred on January 1, 2004.

     June 30, 2005

     NASDAQ symbol              BUSE

     Closing price              $19.31

     Price/earnings ratio       15.96x

     Price/book ratio           276%

     52-week price range        $18.24 - $21.53

     Book value per share       $6.99

     YTD dividend per share     $0.28

     Common shares outstanding  20.6 million

                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                                           June 30,
                                               -------------------------------
                                                    2005             2004
                                               --------------   --------------
                                                   (in thousands except per
                                                         share data)
    Assets
    Cash and due from banks                    $       55,611   $       47,242
    Federal funds sold                                  1,600            5,850
    Investment securities                             305,991          284,533

    Loans                                           1,575,742        1,451,460
      Less allowance for loan losses                  (21,119)         (18,313)
    Net loans                                       1,554,623        1,433,147

    Premises and equipment, net                        27,635           26,228
    Goodwill and other intangibles                     35,247           36,244
    Other assets                                       47,155           41,814
    Total assets                               $    2,027,862   $    1,875,058

    Liabilities & Stockholders' Equity
    Non-interest bearing deposits              $      205,212   $      181,599
    Interest-bearing deposits                       1,427,502        1,301,598
    Total deposits                             $    1,632,714   $    1,483,197

    Federal funds purchased & securities
     sold under agreements to repurchase               37,532           35,480
    Short-term borrowings                               1,000           14,250
    Long-term debt                                    151,801          165,167
    Junior subordinated debt owed to
     unconsolidated trusts                             50,000           40,000
    Other liabilities                                  10,941            8,341
    Total liabilities                          $    1,883,988   $    1,746,435

    Common stock                               $           21   $        6,291
    Surplus                                            28,147           21,071
    Retained earnings                                 121,453          108,036
    Other comprehensive income                          7,744            7,757
    Treasury stock                                    (11,026)         (11,651)
    Unearned ESOP shares                               (2,456)          (2,853)
    Deferred compensation for stock grants                 (9)             (28)
    Total stockholders' equity                 $      143,874   $      128,623
    Total liabilities & stockholders' equity   $    2,027,862   $    1,875,058

    Per Share Data*

    Book value per share                       $         6.99   $         6.27
    Tangible book value per share              $         5.28   $         4.50
    Ending number of shares outstanding            20,592,251       20,483,103

    * Share and per share data have been adjusted to effect a three-for-two common stock split effective August 3, 2004, as if it had occurred on January 1, 2004.

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)

                                          Three Months Ended             Six Months Ended
                                               June 30,                      June 30,
                                     ---------------------------   ---------------------------
                                         2005           2004           2005           2004
                                     ------------   ------------   ------------   ------------
                                             (in thousands, except common share data)
    Interest and fees
     on loans                        $     24,921   $     18,077   $     47,783   $     34,716
    Interest on investment
     securities                             2,501          1,808          5,042          3,424
    Other interest income                      63             27            223             28
    Total interest income            $     27,485   $     19,912   $     53,048   $     38,168

    Interest on deposits             $      7,671   $      4,650   $     14,446   $      8,897
    Interest on short-term
     borrowings                               352             95            581            163
    Interest on long-term
     debt                                   1,511          1,215          3,052          2,231
    Junior subordinated
     debt owed to
     unconsolidated trusts                    802            658          1,559          1,221
    Total interest expense           $     10,336   $      6,618   $     19,638   $     12,512

    Net interest income              $     17,149   $     13,294   $     33,410   $     25,656

    Provision for loans
     losses                                 1,425            655          2,115          1,080
    Net interest income
     after provision                 $     15,724   $     12,639   $     31,295   $     24,576

    Trust fees                       $      1,471   $      1,396   $      2,911   $      2,791
    Commissions and
     brokers' fees                            525            604          1,051          1,196
    Fees for customer
     services                               2,519          2,525          4,852          4,721
    Gain on sale of loans                     589            459          1,012          1,281
    Security gains, net                       250            497            412            688
    Other                                     610            553          1,281          1,051
    Total non-interest
     income                          $      5,964   $      6,034   $     11,519   $     11,728

    Salaries and wages               $      5,438   $      4,583   $     10,635   $      9,124
    Employee benefits                       1,175          1,213          2,379          2,236
    Net occupancy expense                   1,121            933          2,068          1,817
    Furniture and equipment
     expenses                                 743            588          1,426          1,123
    Amortization expense                      195            129            390            234
    Other operating
     expenses                               3,480          2,750          6,503          5,129
    Total non-interest
     expense                         $     12,152   $     10,196   $     23,401   $     19,663

    Income before income
     taxes                           $      9,536   $      8,477   $     19,413   $     16,641
    Income taxes                            3,260          2,936          6,601          5,740
    Net Income                       $      6,276   $      5,541   $     12,812   $     10,901

    Common Share Data*
    Basic earnings
     per share                       $       0.31   $       0.27   $       0.63   $       0.54
    Fully-diluted earnings
     per share                       $       0.31   $       0.27   $       0.62   $       0.53
    Average shares
     outstanding                       20,514,271     20,478,121     20,549,358     20,490,381

    * Share and per share data have been adjusted to effect a three-for-two common stock split effective August 3, 2004, as if it had occurred on January 1, 2004.

                                CORPORATE PROFILE

    First Busey Corporation (Nasdaq: BUSE) is financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly- owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois, and has twenty-one banking centers servicing Champaign, McLean, Peoria, Ford, and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana, and loan production offices in Ft. Myers and Naples, Florida. Total assets of Busey Bank were $1.8 billion as of June 30, 2005. On June 1, 2004, First Busey Corporation completed its acquisition of First Capital Bank in Peoria, Illinois. On May 20, 2005, First Capital Bank's assets were merged into Busey Bank. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida, with two additional banking centers in Cape Coral, Florida. Total assets of Busey Bank Florida were $241 million as of June 30, 2005.

    Through Busey Investment Group, First Busey provides investment management and fiduciary services, security broker/dealer services, and personal insurance products. Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance. Busey Investment Group has approximately $2 billion in assets under care.

    Busey provides electronic delivery of financial services through Busey e-bank, http://www.busey.com .

    First Busey Corporation common stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a repurchase program in effect under which it is authorized to purchase up to 750,000 shares of stock.

SOURCE  First Busey Corporation
    -0-                             07/18/2005
    /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
    /Web site:  http://www.busey.com /